[NNN Healthcare/Office REIT, Inc. logo]

Scott D. Peters, Chief Executive Officer NNN Healthcare/Office REIT, Inc. 1551 N. Tustin Ave., Suite 300	Media Contact: Jill Swartz 714-667-8252 ext. 251 jswartz@1031nnn.com

Santa Ana, CA 92705
714-667-8252
speters@1031NNN.com

NNN HEALTHCARE/OFFICE REIT MEETS MINIMUM OFFERING OF 200,000 SHARES

Santa Ana, California, January 11, 2007 – As of January 8, 2007, NNN Healthcare/Office REIT, Inc., or the Company, has received and accepted subscriptions for 200,846 shares of common stock, or $2,004,030, thereby exceeding the minimum offering of 200,000 shares required to be sold in its public offering of up to 200,000,000 shares. Having reached the minimum offering amount, the offering proceeds were released by the escrow agent to the Company and are available for acquisition of properties and other purposes disclosed in our prospectus.

On October 4, 2006, the Company’s Board of Directors authorized its officers to take the necessary actions to acquire: (i) the Crawfordsville Medical Office Park and Athens Surgery Center property located in Crawfordsville, Indiana, for a purchase price of $6,900,000; and (ii) the Southpointe Office Parke and Epler Parke I property located in the Southport community of Indianapolis, Indiana, for a purchase price of $14,800,000. The acquisition of the two properties is contingent upon the following: (a) the minimum sale of 200,000 shares of our common stock required to release offering proceeds from the escrow account in accordance with our public offering prospectus, of which we have now achieved; (b) the sale of sufficient shares of our common stock and receipt of debt financing to provide the funds necessary to purchase each of the two properties; and (c) receipt of satisfactory Phase I Environmental Reports, of which we have received. The Company expects to acquire the two properties on or about January 19, 2007. The acquisitions, however, would be subject to customary closing conditions and, as such, there can be no assurance that the Company will be able to complete the acquisition of either of these properties. At the meeting held on October 4, 2006, the Company’s Board of Directors also approved the payment of an initial distribution rate of 6.5% per annum paid monthly to stockholders.

Triple Net Properties, LLC, the sponsor of NNN Healthcare/Office REIT, Inc., is a wholly-owned subsidiary of NNN Realty Advisors, Inc., a nationwide commercial real estate asset management and services firm. Triple Net Properties, LLC and affiliates manage a growing portfolio of nearly 32 million square feet of real estate, including more than 6,600 apartment units, with a combined market value of approximately $4.28 billion. Triple Net Properties, LLC and affiliates are currently buying and selling properties throughout the United States, offering a full range of commercial real estate investments, including Tenant-in-Common (TIC) programs for investors structuring tax-deferred (like-kind) exchanges under Section 1031 of the Internal Revenue Code, Real Estate Investment Trusts (REITs), value added property funds, and institutional investments.

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This press release contains certain forward-looking statements with respect to predictions regarding the sale of the Company’s common stock; the availability of debt financing; the acquisition of the Crawfordsville Medical Office Park and Athens Surgery Center and the Southpointe Office Parke and Epler Parke I property or other properties; distribution rates and the timing of distributions. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, plans or predictions of the future, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of our real estate investment strategy; uncertainties relating to financing availability and capital proceeds; uncertainties relating to the closing of property acquisitions; uncertainties relating to the public offering of our common stock; uncertainties related to the timing and availability of distributions; and other risk factors as outlined in the Company’s prospectus, as amended from time to time, and as detailed from time to time in our periodic reports, as filed with the Securities and Exchange Commission.